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                                                                EXHIBIT 3.11(ii)


                          CERTIFICATE OF AMENDMENT OF
                          ---------------------------

                          CERTIFICATE OF INCORPORATION
                          ----------------------------

                                       OF
                                       --

                            DAVIES ACQUISITION CORP.
                            ------------------------


     Davies Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"),

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Company adopted a resolution amending Article One of the Certificate of Incorporation of the Company to read in its entirety as follows (the "Amendment"):

                                  ARTICLE ONE
                                  -----------

     The name of the corporation is Davies Can Company, Inc.

     SECOND: That thereafter, pursuant to said resolution, the Amendment was submitted for approval to the holders of the outstanding shares of the Company entitled to vote thereon, which approval was given by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
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     IN WITNESS WHEREOF, Davies Acquisition Corp. has caused this certificate to be signed by its Vice President this 17th day of June, 1996.

                                        DAVIES ACQUISITION CORP.


                                        By: /S/ DAVID P. HAYFORD
                                            -----------------------------
                                            David P. Hayford
                                            Vice President